                                                                     Exhibit 4.1
                                                                     -----------



          The payment of principal and interest on this Note is subject to certain subordination provisions set forth in Section 3 herein and certain setoff rights set forth in Section 10 herein and Section 7.4 of the Purchase Agreement (as defined herein). This Note was originally issued on September 17, 1998 and has not been registered under the Securities Act of 1933, as amended, or any comparable state securities law.


                       NATIONAL EQUIPMENT SERVICES, INC.
                JUNIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE


September 17, 1998                                                   $15,000,000


          National Equipment Services, Inc., a Delaware corporation (the "Issuer"), hereby promises to pay to the Sellers severally and not jointly, in proportion to their ownership of the Acquired Stock, the principal amount of $15,000,000, together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

          This Junior Subordinated Convertible Promissory Note (this "Note") was issued pursuant to a Stock Purchase Agreement, dated as of September 17, 1998 (as amended and modified from time to time, the "Purchase Agreement"), by and among the Issuer, Shaughnessy Crane Service, Inc., a Massachusetts corporation (the "Company"), and the stockholders of the Company, and this Note is the "Subordinated Convertible Promissory Note" referred to in the Purchase Agreement. The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein by reference. Except as defined in Section 7 hereof or unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

          1. Interest. Interest shall accrue on a daily basis at the rate of eight percent (8%) per annum (or (if less) at the highest rate then permitted under applicable law) (calculated on the basis of a 365/366 day year, as applicable) on the unpaid principal amount of this Note outstanding from time to time and, to the extent permitted by applicable law, on any amount of interest which has not been paid on the date on which it is payable until payment thereof. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this
Note is made.

          2.   Principal.

          (a) Subject to Section 2(b) below, the Issuer may, at any time and from time to time, without premium or penalty, prepay all or any portion of the outstanding principal amount of this Note; provided that such prepayment is not prohibited by the provisions of
Section 3 hereof. In connection with each prepayment of principal hereunder, the Issuer shall also pay all accrued and unpaid interest on the principal amount of the Note being repaid.

          (b) The Issuer shall send written notice of its election to make a prepayment on the Note (the "Prepayment Notice") to the holder of the Note by registered or certified mail, return receipt requested. If the holder of the Note elects to convert the principal amount of the Note rather than receive such prepayment, the holder shall deliver written notice of its election together with the Note to the Issuer in person or by registered or certified mail, return receipt requested, within five (5) days after receipt by the holder of the Note of the Prepayment Notice and such conversion shall be effected in accordance with the terms of Section 5 hereof. In the event the holder of the Note does not elect to convert the Note pursuant to this Section 2, on the date which is five
(5) days after the receipt by the holder of the Note of the Prepayment Notice, the Issuer shall deliver the prepayment amount to the holder of the Note and, upon receipt of such amount, the holder of the Note shall deliver the Note to the Issuer.

          3.   Subordination; Restrictions on Payment.  For purposes of this
Section 3, a conversion pursuant to Section 2 above or Section 5 below shall not be deemed to be a payment or distribution, and therefore a conversion pursuant to Section 2 above or Section 5 below can be consummated without regard to the limitations of this Section 3.

          (a) Anything in this Note to the contrary notwithstanding, the obligations of the Issuer in respect of the principal, interest, fees and charges on this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Superior Debt.

          (b) In the event that the Issuer makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Issuer bankrupt or insolvent; or any order for relief with respect to the Issuer is entered under the Federal Bankruptcy Code; or the Issuer petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Issuer or of any substantial part of the assets of the Issuer, or commences any proceeding relating to the Issuer under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Issuer (collectively referred to as an "Insolvency Event"), or upon any acceleration of Superior Debt, then:

          (i) the holders of Superior Debt shall be entitled to receive payment in full in cash of all principal, premium, interest, fees and charges then due on all Superior Debt (including interest, fees and charges accruing thereon after the commencement of any such proceedings (irrespective of whether such interest, fees and charges are allowed as a claim in such proceedings)) before the holder of this Note is entitled to receive any payment on account of principal, interest or other amounts due (or past due) upon this Note, and the holders of Superior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of this Note;

          (ii) any payment or distribution of assets of the Issuer, of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled except for the provisions of this
     Section 3(b) shall be paid or delivered by the Issuer directly to the holders of Superior Debt or their duly appointed agents for application of payment according to the priorities of such Superior Debt and ratably among the holders of any class of Superior Debt, for application in payment thereof until all Superior Debt (including interest, fees and charges accrued thereon after the date of commencement of such proceedings (irrespective of whether such interest, fees and charges are allowed as a claim in such proceedings)) shall have been paid in full in cash: and

          (iii) the holder of this Note shall not assert any claim, motion, objection or argument in connection with any Insolvency Event unless (A) the holders of Superior Debt consent to any such assertion, or (B) all Superior Debt shall have been paid in full in cash.

          (c) In any proceedings with respect to any Insolvency Event, the holders of Superior Debt are authorized:

          (i) to submit and enforce any claims on this Note either in the name of the holders of Superior Debt or in the name of the holder of this Note as the attorney-in-fact of the holder of this Note in the event such claims have not been submitted by the holder of this Note before ten (10) days prior to the date when submission of such claims is due;

          (ii) to accept and execute receipts for any payment or distribution made with respect to this Note and to apply such payment or distribution to the payment of the Superior Debt;

          (iii) to vote and give or make such acceptances, rejections, consents or approvals with respect to this Note and take all other action in order to enable the holders of Superior Debt to enforce all claims with respect to this Note; and

          (iv) to take any action and to execute any instruments necessary to effectuate the foregoing, either in the name of the holders of Superior Debt or in the name of the holder of this Note as the attorney-in-fact of the holder of this Note.

          (d) Except as set forth in Section 3(g) below, no payment of principal or interest shall be made if there shall have occurred and be continuing or there would exist as a result of such a payment or distribution any default or event of default under any of the terms of any agreement relating to, or instrument evidencing, any Superior Debt, which (whether with or without notice, lapse of time or both) would permit the holder of such Superior Debt to accelerate all or any portion of such Superior Debt (collectively, the "Blockage Events"). The Issuer shall notify the holder of this Note in writing of the occurrence of a Blockage Event on or prior to the date on which any payment is due.

          (e) Any amendment or modification of the terms of Section 3 of this Note shall not be effective against any Person who was a holder of Superior Debt prior to or at the time of such amendment or modification unless such holder of Superior Debt so consents.

          (f) The holders of Superior Debt may, at any time, in their discretion, renew, amend, extend or otherwise modify the terms and provisions of Superior Debt so held or exercise any of their rights under the Superior Debt including, without limitation, the waiver of defaults thereunder and the amendment of any of the terms or provisions thereof (or any notice evidencing or creating the same), all without notice to or assent from the holder of this Note. No compromise, alteration, amendment, renewal or other change of, or waiver, consent or other action in respect of any liability or obligation under or in respect of, any terms, covenants or conditions of the Superior Debt (or any instrument evidencing or creating the same), whether or not such compromise, alteration, amendment, renewal, change, waiver, consent or other action is in accordance with the provisions of the Superior Debt (or any instrument evidencing or creating the same), shall in any way alter or affect any of the subordination provisions of this Note.

          (g) If, notwithstanding the provisions of Section 3 of this Note, any payment or distribution of any character (whether in cash, securities or other property) or any security shall be received by the holder of this Note in contravention of this Section 3 and before all the Superior Debt shall have been paid in full in cash and after the holder of this Note has received notice of a Blockage Event from the Issuer or a holder of Superior Debt, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the holders of Superior Debt or their duly appointed agents for application of payment according to the priorities of such Superior Debt and ratably among the holders of any class of Superior Debt. Any such payments received by the holder of this Note and delivered to the holders of the Superior Debt shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Issuer or received by the holder of this Note. In the event of the failure of any holder of this Note to endorse or assign any such payment, distribution or security, each holder of any Superior Debt is hereby irrevocably authorized to endorse or assign the same.

          (h) No present or future holder of Superior Debt shall be prejudiced in its right to enforce the provisions of Section 3 of this Note by any act or failure to act on the part of the Issuer.

          (i) If there shall exist any Blockage Event and the holder of this Note shall have received notice thereof from the Issuer or a holder of Superior Debt, the holder of this Note shall not take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or equity that such holder might otherwise possess, to collect any amount due and payable in respect of this Note, including, without limitation, the acceleration of this Note (and if this Note has already been accelerated, the holder will, immediately upon becoming aware of the occurrence of such Blockage Event, reverse such acceleration), the commencement of any foreclosure on any lien or security interest, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction, unless and until the Superior Debt shall have been fully and finally paid (whether in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion) and satisfied, unless one or more of the holders of the Superior Debt shall have accelerated the maturity of Superior Debt in an amount in excess of $5,000,000, in which case the holder of this Note shall be entitled to accelerate the maturity hereof but shall not be entitled to take any other action described above and, provided further, that the holder of this Note acknowledges and agrees that the acceleration of this Note shall immediately be reversed if and when (A) one or more holders of Superior Debt take similar action which results in the aggregate amount of Superior Debt to be accelerated to be less than $5,000,000 or (B) such Superior Debt is fully and finally paid (whether in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion). Notwithstanding the foregoing or any permissible action taken by the holder of this Note, the holder of this Note shall not be entitled to receive any payment in contravention of the other provisions of this Section 3, including without limitation Sections 3(b), 3(d) and 3(g).

          (j) If any payment or distribution to which any holder of this Note would otherwise have been entitled but for the provisions of this Section 3 shall have been applied, pursuant to the provisions of this Section 3, to the payment of Superior Debt, then and in such case and to such extent, the holder of this Note (A) shall be entitled to receive from the holders of such Superior Debt at the time outstanding any payments or distributions received by such holders of Superior Debt in excess of the amount sufficient to pay all Superior Debt in full (whether or not then due and whether such payment was in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion), (B) following payment in full of the Superior Debt (whether in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion), shall be entitled to receive any and all further payments or distributions applicable to Superior Debt, and (C) following payment in full of the Superior Debt (whether in cash or such other form of consideration acceptable to the holders of Superior Debt in their sole discretion), shall be subrogated to the rights of the holders of the Superior Debt to receive distributions applicable to the Superior Debt, in each case until this Note shall have been paid in full in cash or such other consideration acceptable to the holder of this Note in its sole discretion. If any holder of this Note has been subrogated to the rights of the holders of Superior Debt due to the operation of this Section 3(j), the Issuer agrees to take all such reasonable actions as are requested by such holder of this Note in order to cause such holder to be able to obtain payments from the Issuer with respect to such subrogation rights as soon as possible.

          (k) The provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of Superior Debt, on the one hand, and the holder of this Note on the other, against the Issuer and its assets, and nothing herein is intended to or shall impair, as between the Issuer and the holder of this Note, the obligations of this Issuer which are absolute and unconditional, to pay to the holder the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the holder of this Note and creditors of the Issuer other than the holders of the Superior Debt, nor, except as provided in this Section 3, will anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note subject to the rights, if any, under this Section 3 of the holders of Superior Debt in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy and subject to this Section 3.

          4.   Events of Default.

          (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if

          (i) the Issuer fails to pay when due and payable (whether at maturity or otherwise) the full amount of principal or interest then accrued on this Note, and such failure to pay is not cured within ten (10) business days after the occurrence thereof; or

          (ii)    an Insolvency Event occurs.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

          (b)  Consequences of Events of Default. Subject to Section 3:

          (i) If any Event of Default of the type described in Section 4(a)(i) has occurred and is continuing, the holder of this Note may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note (together with all such other amounts then due and payable). If the holder of this Note demands immediate payment of all or any portion of this Note, the Issuer shall immediately pay to such holder all amounts due and payable with respect to this Note.

          (ii) If an Event of Default of the type described in Section 4(a)(ii) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holder of this Note, and the Issuer shall immediately pay to the holder of this Note all amounts due and payable with respect to this Note.

          (iii) If any Event of Default has occurred and is continuing, the interest rate on this Note shall increase immediately by an increment of two percentage points (2%) per annum to the extent permitted by law. Any increase of the interest rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Events of Default exist.

          (iv) The holder of this Note shall also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

          (v) The Issuer hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Issuer hereunder.

          (vi) The Issuer shall upon demand pay or reimburse the holder of this Note for all reasonable out-of-pocket expenses, including fees and expenses of counsel for holder of this Note, arising in connection with the enforcement of the provisions of this Note or the collection of this Note.

          5.   Conversion.

          (a) At any time after the date hereof and prior to the first anniversary of the date hereof, the holder of this Note may elect to convert the principal amount of this Note, together with all accrued but unpaid interest thereon (the "Conversion Amount"), into the number of shares of the Issuer's common stock equal to (i) the Conversion Amount divided by (ii) $13.00 (as adjusted for stock splits, stock combinations, stock dividends or recapitalizations) (the "Shares"). Upon such conversion, the Issuer shall issue the Shares to the Sellers in proportion to their ownership of the Acquired Stock.

          (b) Notwithstanding any limitations contained in Section 3 hereof, in the event the Note has not been completely prepaid pursuant to Section 2 above or converted pursuant to Section 5(a) above prior to the first anniversary of the date hereof, then on the first anniversary of the date hereof, the outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall automatically convert into a number of shares of the Issuer's common stock having an aggregate Fair Market Value (as defined below) on such date equal to the outstanding principal amount of this Note, together with all accrued but unpaid interest thereon (the "Shares"). Upon such conversion, the Issuer shall issue the Shares to the Sellers in proportion to their ownership of the Acquired Stock. The "Fair Market Value" means as to any share of the Issuer's common stock the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case as of the business day prior to the day as of which "Fair Market Value" is being determined; provided that if such security is listed on any domestic securities exchange the term "business days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Fair Market Value" shall be the fair value thereof determined jointly by the Issuer and the holder of this Note; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Issuer and the holder of this Note. The determination of such appraiser shall be final and binding on the Issuer and the holder of this Note, and the fees and expenses of such appraiser shall be paid one half by the Issuer and one half by the holder of this Note.

          (c) The Shares will be "restricted securities" within the meaning of Rule 144 as adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Upon delivery of the Shares to the holder of this Note, this Note shall be immediately and automatically cancelled. Promptly after receipt of the Shares, the holder of this Note will deliver this Note to the Issuer.

          (d) Notwithstanding any limitations set forth in Section 3 hereof, the issuance of certificates for the Shares shall be made without charge to the Sellers for any issuance tax in respect thereof or other cost incurred by the Issuer in connection with such conversion and the related issuance of the Shares. Upon conversion of this Note, the Issuer shall take all such actions as are necessary in order to insure that the Shares shall be validly issued, fully paid and nonassessable. The Issuer acknowledges the right of any Seller to specifically enforce the provisions of this Section 5.

          (e) The Issuer shall not close its books against the transfer of Shares issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.

          (f) The Issuer shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of issuance upon the conversion of this Note, such number of shares of common stock as the Issuer reasonably believes are issuable upon the conversion of this Note. All Shares shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Issuer shall take all such actions as may be necessary to assure that all such Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of the Issuer's common stock may be listed (except for official notice of issuance which shall be immediately delivered by the Issuer upon each such issuance).

          6. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the holder of this Note.

          7. Definitions. For purposes of this Note, the following terms have the following meaning.

          "holder of the Note" or "holder of this Note" means the Representative in his capacity as agent for the Sellers, and not in his individual capacity.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

          "Superior Debt" means all (i) principal of, interest and premium (if any) on, and fees, costs and expenses related to, indebtedness for borrowed money of the Issuer (including, without limitation, guarantees and other contingent obligations with respect to indebtedness for borrowed money of its Subsidiaries) owing to commercial banks, investment banks, insurance companies and other lending institutions or entities, whether now outstanding or hereafter created, incurred, assumed or guaranteed which is not by its terms on parity with or subordinated to the Issuer's obligations under this Note, (ii) all indebtedness and liabilities of the Issuer under interest rate protection agreements (including hedges, swaps, collars or caps) extended by any institution or entity to or for the benefit of the Issuer, and (iii) renewals, extensions, refundings, refinancings, deferrals, restructurings, amendments and modifications of the items described in (i) or (ii) above.

          8. Cancellation. Immediately after all principal and accrued interest at any time owed on this Note has been paid in full, or, if sooner, immediately after any Conversion, this Note shall be automatically cancelled and the holder of this Note shall immediately surrender this Note to the Issuer for cancellation. After cancellation of this Note, this Note shall not be reissued.

          9. Payments. Except pursuant to a Conversion, all payments to be made to the holder of this Note shall be made in the lawful money of the United States of America in immediately available funds. Payments made to the holder of this Note shall constitute payments to the Sellers for all purposes.

          10. Rights of Setoff. Notwithstanding anything to the contrary set forth herein, (i) in the event that any of the Sellers are required to pay any amount to the Issuer pursuant to the Purchase Agreement, the Issuer may, at its option, setoff all or any portion of such amount against any amount due or to become due to the Sellers under this Note, and (ii) in the event that the Sellers or the Company breach any representation, warranty, covenant or agreement contained in the Purchase Agreement, the Representative may, at its option, acting on behalf of the Sellers, setoff all or any portion of the Losses which the Purchaser Parties suffer, sustain or become subject to as a result of such breach against any amount due or to become due to the Sellers under this Note (provided that in the event the Representative, acting on behalf of the Sellers, elects to setoff any such Losses against this Note, and the amount of such Losses is greater then the remaining amount due or to become due to the Sellers under this Note, such excess shall immediately be paid by the Sellers to the Issuer in accordance with the provisions of Section 7.2 of the Purchase Agreement).

          11. Place of Payment. Payments of principal and interest shall be delivered to the holder of this Note at the address of the holder set forth on the Issuer's records or at such other address as is specified by prior written notice by the holder to the Issuer.

                 *          *          *          *          *

          IN WITNESS WHEREOF, the Issuer has executed and delivered this Junior Subordinated Convertible Promissory Note on the date first above written.

                              NATIONAL EQUIPMENT SERVICES, INC.

                              By:  /s/ Dennis O'Connor
                                   -------------------------------

                              Its: Chief Financial Officer
                                   -------------------------------